EXHIBIT 23


We consent to the incorporation by reference in Registration Statements 333-11153 and 333-11145 of Otter Tail Power Company on Forms S-3 of our report dated January 29, 1997, incorporated by reference in the Annual Report on Form 10-K of Otter Tail Power Company for the year ended December 31, 1996.




DELOITTE & TOUCHE LLP
DELOITTE & TOUCHE LLP

May 15, 1997
Minneapolis, Minnesota